Exhibit 10.3

Newell Brands Inc.

2023 Long-Term Incentive Plan

Terms and Conditions

1. Grants. Under the terms and provisions of the Newell Brands Inc. 2022 Incentive Plan (the “2022 Incentive Plan”), the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of Newell Brands Inc. (the “Company”), at any time and from time to time, may grant awards based on shares of the Company’s Common Stock, including Stock Units pursuant to Section 8 of the 2022 Incentive Plan (referred to herein as “Restricted Stock Units” or “RSUs”), to eligible employees in such amounts as the Committee shall determine.

This document, referred to herein as the “Long-Term Incentive Plan” or the “LTIP”, establishes a methodology for determining awards of Restricted Stock Units under the 2022 Incentive Plan in 2023 to eligible Employees with positions in Salary Bands 6-15 and other comparable positions selected by the Committee (collectively the “Key Employees”). The Committee or, in the case of awards to the Chief Executive Officer, the independent members of the Board of Directors (the “Independent Directors”), intends to grant RSUs to Key Employees pursuant to the guidelines set forth below. The Committee has delegated to certain officers of the Company (the “Authorized Officers”) its authority to determine awards of RSUs to Key Employees in accordance with this LTIP other than (i) officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, (ii) any employee for whom the Committee specifically approved a 2023 LTIP award, or (iii) as may be prohibited by applicable law, regulation or rule of a stock exchange on which the Company’s stock is listed. As used herein, the term “Committee” shall include, as the context requires, the Committee, the Independent Directors or, solely with respect to selecting participants within the parameters described above and determining and establishing the amounts and allocations of awards to such participants as described herein, the Authorized Officers.

2. Guidelines. The number of RSUs granted to a Key Employee in 2023 as an LTIP award will be determined as follows:

(a)	For 2023 LTIP awards the Committee will determine:

(i)

For each Key Employee identified by the Committee to receive an award, an award value, which may be expressed as a dollar value or as percentage of the Key Employee’s base salary rate, which value will be based on the Key Employee’s Salary Band if applicable or, if not, other criteria as determined by the Committee (the “Base Value”). The Committee may adjust the Base Value for any Key Employee based on individual performance or other factors deemed relevant by the Committee.

(ii)	A comparator group of companies for purposes of determining the Company’s relative Total Shareholder Return (“TSR”) for the performance period (the “TSR Comparator Group”).

(iii)

Performance Goals for purposes of determining the Company’s performance with respect to the “Free Cash Flow Productivity” and “Annual Adjusted EPS Performance” of the Company for the three-year performance period beginning as of January 1, 2023.

(b)	Of the Base Value determined for each such Key Employee for the year:

(i)

Time-Based RSUs (“TRSUs”). The Committee intends to authorize a TRSU grant to each Key Employee for a number of RSUs determined by dividing the following percentage of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant of the award:

Salary Bands 7 through 15	50%

Salary Band 6 (and other employees individually identified by the Committee)	100%

(ii)

Performance-Based Restricted Stock Units (“PRSUs). The Committee intends to authorize a PRSU grant to each Key Employee for a number of RSUs determined by dividing the following percentage of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant:

Salary Bands 7 through 15	50%

Salary Band 6 (and other employees individually identified by the Committee)	0%

The Committee may adjust the relative percentages of Time-Based and Performance-Based RSUs in individual cases based on such factors as it deems appropriate. Each PRSU grant will be subject to the performance analysis described in Exhibit A attached hereto.

3. Vesting. Each PRSU grant will be subject to a three-year cliff vesting schedule ending on the third anniversary of the date of grant, subject to achievement of the applicable performance measures and continued employment. Each TRSU grant will vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant, subject to continued employment.

4. Award Agreements. Each RSU grant awarded pursuant to this LTIP will be evidenced by a RSU Agreement in accordance with the Incentive Plan, which will specify the number of RSUs subject to the award, the vesting schedule, the payment provisions, including dividend or dividend equivalent payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting, and/or restrictions under applicable federal or state securities laws. Exhibit A to this LTIP will be included as an exhibit to each RSU issued pursuant to this LTIP.

5. Amendment or Termination of LTIP. The Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise. No such amendment or termination will affect any outstanding RSU Award, which will be governed by the terms of the applicable RSU Agreement.

6. Non-US Employees. Notwithstanding anything else set forth herein to the contrary, Key Employees who reside outside the United States, other than such employees residing in Argentina and Venezuela and, if applicable, members of the Newell Brands Executive Leadership Team who reside outside the United State (“Cash Award Recipients”), will receive under the LTIP only cash–settled TRSUs and PRSUs.

7. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Incentive Plan.

EXHIBIT A

Performance Criteria Applicable to

Performance-Based RSUs

1.

Following the completion of the applicable three-year performance period, the Committee will determine the extent to which each of the Performance Goals related to Free Cash Flow Productivity and Annual Adjusted EPS Performance as described below have been achieved. Each payout percentage calculated in accordance with Section 2 and Section 3 of this Exhibit shall be multiplied by 50%, with the resulting sum of the two payout percentages (rounded to one decimal place) multiplied by the TSR Modifier Percentage calculated in accordance with Section 4, if applicable, to determine the total payout percentage applicable to the Award (the “Award Payout Percentage”). The number of Performance-Based RSUs subject to the Award will be multiplied by the Award Payout Percentage to determine the adjusted number of Restricted Stock Units, and thus the number of shares of Common Stock or cash equivalents, to be issued upon vesting pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant. Notwithstanding the foregoing, the Award Payout Percentage shall not exceed a maximum of two hundred percent (200%).

2.	Free Cash Flow Productivity

a.

The payout percentage for Free Cash Flow Productivity shall equal the average of the payout percentages determined for each year of the three-year performance period commencing January 1, 2023 and ending December 31, 2025. The payout percentage for the Company’s Free Cash Flow Productivity shall be determined in accordance with the Free Cash Flow Productivity targets and payout percentages established by the Committee prior to the grant date of the award.

b.

The payout percentage for the Free Cash Flow Productivity metric in each year shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets

c.	For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.

d.	Free Cash Flow Productivity (%) is defined as Free Cash Flow divided by Adjusted Net Income for the relevant one-year period, expressed as a percentage

i.

Free Cash Flow is defined as the Company’s reported operating cash flow as determined in accordance with Generally Accepted Accounting Principles, less capital expenditures, subject to the adjustments described in subsection (iii) below.

ii.	Adjusted Net Income is the Company’s reported net income as determined in accordance with Generally Accepted Accounting Principles, subject to the adjustments described in subsection (iii) below).

iii.

The calculation of Free Cash Flow and Adjusted Net Income shall exclude the impact of impairment charges; gains, losses and tax payments associated with the divestiture of a business unit or line of business; non-cash discrete tax charges and benefits; and other items significantly affecting the calculation of Free Cash Flow Productivity that are not indicative of the Company’s core operating results for the relevant period and affect the comparability of underling results from period to period, as determined by the Committee.

3.	Annual Adjusted EPS Performance

a.

The payout percentage for Annual Adjusted EPS Performance shall equal the average of the payout percentages determined for each fiscal year of the three-year performance period commencing January 1, 2023 and ending December 31, 2025, as set forth below. The payout percentage applicable to each fiscal year of the three-year performance period shall be determined in accordance with those Annual Adjusted EPS Performance targets and payout percentages established by the Committee prior to the grant date of the award. The targets and payout percentages for the first year will be expressed in terms of Adjusted EPS for the full year. The targets and payout percentages for the second and third years will be expressed in terms of Annual Adjusted EPS Growth Rates.

b.

The payout percentage for the Annual Adjusted EPS Performance metric in each year shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets

c.	For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.

d.

The Annual Adjusted EPS Growth Rate will be the percentage annual increase in Adjusted EPS for each applicable fiscal year of the three-year performance period. To calculate the Annual Adjusted EPS Growth Rate, Adjusted EPS for the applicable year shall be measured against the actual Adjusted EPS for the respective preceding fiscal year.

e.

Adjusted EPS is the Company’s reported Earnings Per Share, as determined in accordance with Generally Accepted Accounting Principles, excluding the impact of items which the Company normalizes or adjusts for public reporting. Adjusted EPS shall exclude restructuring and restructuring-related expenses; costs related to the extinguishment of debt; impairment charges; pension curtailment and settlement charge; gains, losses and expenses associated with the divestiture of a business unit or line of business, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, certain inflationary adjustments, expenses related to certain product recalls, certain tax benefits and charges and other items normalized or adjusted for public reporting.

4.	Relative Total Shareholder Return Modifier

a.

The payout percentage applicable to Performance-Based RSUs covered by the Award, calculated under Sections 2 and 3 above, will be subject to modification based on the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the following Comparator Group members:

Avery Dennison Corporation	Kimberly-Clark Corporation
Bath & Body Works, Inc.	Masco Corporation
Church & Dwight Co., Inc.	Mattel, Inc.
The Clorox Company	Spectrum Brands Holdings, Inc.
Colgate Palmolive Company	Stanley Black & Decker, Inc.
General Mills, Inc.	VF Corporation
Helen of Troy Limited	Whirlpool Corporation

b.

Any companies that are in the TSR Comparator Group at the beginning of the performance period that no longer exist at the end of the three-year performance period (e.g., through merger, buyout, spin-off, or similar transaction), or otherwise change their structure or business such that they are no longer reasonably comparable to the Company, shall be disregarded by the Committee in the Committee’s calculation of the appropriate interpolated percentage.

c.

The Company’s ranking (in the range of highest to lowest) in the TSR Comparator Group at the end of the three-year performance period, beginning January 1, 2023, and ending December 31, 2025, will be determined by the Committee based on the TSR for the Performance Period for the Company and each of the members in the TSR Comparator Group as calculated below:

d.	TSR is calculated as follows and then expressed as a percentage:

(Ending Average Market Value – Beginning Average Market Value) + Cumulative Annual Dividends

Beginning Average Market Value

“Average Market Value” means the simple average of the daily stock prices at close for each trading day during the applicable period beginning or ending on the specified date for which such closing price is reported by the Nasdaq Stock Exchange or other authoritative source the Committee may determine.

“Beginning Average Market Value” means the Average Market Value for the ninety (90) days ending December 31, 2022.

“Cumulative Annual Dividends” mean the cumulative dividends and other distributions with respect to a share of the Common Stock the record date for which occurs within the Performance Period.

“Ending Average Market Value” means the Average Market Value for the last ninety (90) days of the Performance Period.

“Performance Period” means the period beginning January 1, 2023 and ending December 31, 2025.

The payout percentage calculated under Sections 2 and 3 above will be multiplied by a percentage attributable to the Company’s ranking in the TSR Comparator Group as follows (the “TSR Modifier Percentage”). The TSR Modifier Percentage will be 110% in the event the Company’s ranking is in the top quartile of the TSR Comparator Group at the end of the Performance Period. The TSR Modifier Percentage will be 90% in the event the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the Performance Period. In the event the Company’s ranking is in neither the top nor the bottom quartile of the TSR Comparator Group, this Section 4 will not apply and there will be no TSR Modifier Percentage and no adjustment to the payout percentage calculated under Sections 2 and 3 above.

e.

For illustration, if the TSR Comparator Group has 15 companies (including the Company), and one merges out of existence before the end of the three-year performance period, the TSR Modifier Percentage will be based on where the Company ranks among the 14 remaining companies as follows:

Rank (Highest to Lowest)	Percentage
1st	110%
2nd	110%
3rd	110%
4th	No adjustment[1]
5th	No adjustment
6th	No adjustment
7th	No adjustment
8th	No adjustment
9th	No adjustment
10th	No adjustment
11th	No adjustment
12th	90%
13th	90%
14th	90%

[1]

In the event that the cutoff for the top or bottom quartile occurs between ranks (e.g., between 3rd and 4th and between 11th and 12th in the example above) the TSR Modifier Percentage will not apply to the lower rank, in the case of the top quartile, or the higher rank, in the case of the bottom quartile, consistent with the table above.

5.	Adjustments to Targets

a.

Upon the divestiture of a business unit or line of business, the Free Cash Flow Productivity and Annual Adjusted EPS Performance targets described above (collectively, the “Financial Targets”) shall be adjusted to exclude the estimated results for the divested business unit or line for the period following the divestiture, to reflect the negative impact of any unabsorbed overhead (net of transition service fee recovery) resulting during the period following the divestiture, and to reflect the impact of any use of net proceeds from the divestiture for debt repayment. Upon the acquisition of a business unit or line of business, the Financial Targets will be adjusted to reflect the anticipated impact of the transaction during the performance period in accordance with management estimates as communicated to the Board of Directors (or a committee thereof) in support of the acquisition approval request, including any related interest expense or financing cost.

b.

The Financial Targets will be updated to reflect the impact of any changes in tax laws enacted during the performance period (and not contemplated in the forecast underlying the Financial Targets) that significantly affect the Company’s Free Cash Flow, Adjusted Net Income, and/or Adjusted EPS, subject to approval by the Committee.

c.

The Financial Targets will be updated to reflect the impact of any natural disaster, act of God, disease, hostilities or similar force majeure event that has a material adverse impact on the Company’s results, subject to approval by the Committee.